Capstone Companies, Inc.

Second Quarter 2017 Financial Results

August 15, 2017

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

C O R P O R A T E   P A R T I C I P A N T S

Stewart Wallach, President and Chief Executive Officer

Gerry McClinton, Chief Financial Officer and Chief Operating Officer

Aimee Gaudet, Corporate Secretary

P R E S E N T A T I O N

Operator:

Greetings, and welcome to the Capstone Companies Teleconference Call.  At this time, all participants are in a listen-only mode.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to Ms. Aimee Gaudet, Corporate Secretary for Capstone Companies.  Thank you, Ms. Gaudet.  You may now begin.

Aimee Gaudet:

Thank you, and good morning, everyone.  I would like to point out that our Executive Team is traveling and joining us from remote locations this morning.  If we should experience any technical difficulties, I do apologize in advance.  Due to this reason we will not be conducting a Q&A session.  However, if you have any questions subsequent to the webcast, you may send them directly to my attention at A-I-M-E-E, aimee@capstonecompaniesinc.com.

On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer.  They will be discussing the second quarter results as well as give us an update on the strategy and outlook.  If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release as well as in the documents filed by the Company with the Securities and Exchange Commission, which can be found at capstonecompaniesinc.com or sec.gov.

With that I'll turn the call over to you, Stewart.

ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

Stewart Wallach:

Thank you, Aimee, and good morning to everyone.  I appreciate your time with us today.  I am pleased to report this morning that Capstone's momentum is continuing strongly in 2017.  Yesterday, we announced another record breaking quarter, which follows seven record quarters, making eight successive quarters since Q3 2015.  As stated during our most recent webcast, Q1 represented the most significant product line and brand extension in the Company's history.  Our Q2 record performance resulted from this expansion, five new products being shipped under three branded lines: Capstone Lighting, Hoover Home LED and Duracell.

For our long-time Shareholders, as I've stated in the past, we are consistently conservative in our projections as we are sensitive to the matters which we can't control such as change of shipping windows, factory supply chain issues, and logistical issues.  These occurrences can significantly impact the timing of shipments from quarter-to-quarter.  The best way to judge the Company's performance is on a trailing 12 basis, which, at the end of Q2, is estimated at US$37.5 million.

I would also like to share that our backlog entering into Q3 2017 remains solid and we anticipate meeting or exceeding Q3 2016's performance.  We have made some substantial marketing investments that will impact us in Q3, in fact, the most significant consumer rebate program that we have funded to-date; however, we still remain confident that our net revenue numbers for Q3 will exceed 2016.

At this time, I'd like to introduce Gerry McClinton to review the financials in detail, after which, I will comment on the Company's outlook.

Gerry McClinton:

Thank you, Stewart, and good morning, everyone.  It gives me great pleasure to report on another record-breaking quarter.  Net revenue for the three months ended June 30, 2017 and 2016 was approximately $10.2 million and $8.9 million, respectively, an increase of $1.3 million or 14.8% from the previous year.  During the quarter, the Company also provided approximately $256,000 in consumer promotional allowances, which reduced the sales.

For the six months ended June 30, 2017 and 2016, revenue was approximately $17 million and $11 million, respectively.  That's an increase of $6 million or 54.6% from 2016.  During the six-month period, the Company provided approximately $453,000 in consumer promotional allowances, and the Company continued to have strong revenue performance in the accent light category in all three brands, including Duracell, Capstone Lighting, and Hoover Home LED.  For the six months ended June 30, 2017, international sales were approximately $1.1 million or 6.4% of revenue.

Cost of sales for the three months ended June 30, 2017 and 2016 were approximately $7.6 million and $6.8 million, respectively.  That's an increase of $800,000 or 11.9%.  Now, this equates to 74.1% and 76%, respectively, of revenue.  For the six months, cost of sales were approximately $12.7 million and $8.2 million, respectively, an increase of $4.5 million from 2016, which resulted from the increased sales volume.  This cost equates to 75.1% and 75%, respectively, of revenue.

Manufacturing unit costs continued to remain stable in the period, resulting from effective volume buying with our overseas factories, the steady price of oil, and the continuing strength of the US dollar.  In the second quarter, the cost of sales as a percent of revenue of 74.1% was nearly 2% lower than in the same quarter 2016.  For the six-month period, the percent cost of sales to revenue was 75.1%; that's 0.1% higher than 2016 so costs are remaining pretty much in check.
ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

Gross profit, for the three months ended June 30, 2017 and 2016 was approximately $2.6 million and $2.1 million, respectively, an increase of $514,000 from 2016.  As a percent of sales, gross profit was 25.9% compared to 23.9% in 2016.  For the six months, gross profit was approximately $4.2 million and $2.7 million, respectively; that's an increase of $1.5 million from 2016.  As a percentage of sales, gross profit was 24.9% compared to 25% in 2016.

Operating expenses for the three months ended June 30, 2017 and 2016 were approximately $1.3 million and $968,000, respectively, an increase of $337,000 compared to 2016.  For the six months, operating expenses were approximately $2.5 million and $1.6 million, respectively, an increase of $874,000 compared to 2016.

The following is a brief summary of the major expense variances by category in 2017 compared to 2016.  Sales and marketing expenses for the three months ended June 30, 2017 were approximately $565,000, an increase of $212,000 from 2016.  The expense increase resulted mainly from royalty license payments of $142,000 for the branded licenses that was not incurred last year, and sales representative commissions that increased by $39,000 from 2016.  For the six months, sales and marketing expenses were approximately $941,000, an increase of $526,000 from 2016.

Investment in the branded licenses of Duracell and Hoover Home LED amounted to $344,000 in license payments that did not occur in 2016.  Sales representative of commissions also increased by $136,000 in 2017 from 2016.

Compensation expense for the three months ended June 30, 2017 was approximately $354,000, an increase of $38,000 from 2016.  For the six months, compensation expense was approximately $714,000, an increase of $89,000 from 2016.

Professional fees for the three months ended June 30, 2017 were approximately $115,000, an increase of $44,000 from 2016.  For the six months, professional expenses were $320,000, an increase of $145,000 from 2016.  This increase expense resulted from hiring an investment banker, increased investor relations, including Management's attendance at various investor conferences, and increased accounting and tax services.

Product development expenses for the three months ended June 30, 2016 or 2017 were approximately $66,000, an increase of $2,000 from 2016.  For the six months, product development expenses were approximately $138,000, an increase of $38,000 from 2016.  This expense increase resulted from new product prototype development, including testing, and certification costs related to the expansion of our product categories.  We also incurred additional costs related to art work and package design and patent and trademark services.

Other, general and administration for the three months ended June 30, 2017 were approximately $204,000, an increase of $40,000 from 2016.  For the six months, Other G&A expenses were approximately $383,000, an increase of $76,000 from 2016.  This expense increase is primarily the result of increased Sterling Bank processing fees, and increased general insurance liability premiums associated with the current higher revenue levels.  Also, we had additional increased travel expenses related to sales activities during the period.  Additionally, higher freight courier services were realized due to ramped-up product prototype and sample development during the period.

ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

Net operating income for the three months ended June 30, 2017 was approximately $1.3 million compared to $1.2 million in 2016; this is an improved performance of $177,000 over 2016.  For the six months ended June 30, 2017, operating income was approximately $1.7 million compared to $1.1 million in 2016.  This is an improved performance of $606,000 or 54.1% over 2016.

Interest expense for the three months ended June 30, 2017 and 2016 was approximately $35,000 and $66,000, respectively, a reduction of $31,000 as compared to 2016.  For the six months ended June 30, 2017 and 2016, interest expense was approximately $57,000 and $124,000, respectively.  That's a reduction of $67,000 as compared to 2016.

Now, despite having substantial revenue growth during the period, we have been able to curtail the need for increased borrowing through efficient daily cash management, and by negotiating favorable payment terms with our overseas suppliers, which has substantially reduced the need and cost for purchase order funding.  With the increased cash flow resulting from operational profits in 2017, we have also been able to substantially reduce all director (phon) loans, which also reduced the interest expense in the period.

Income before tax for the three months ended June 30, 2017, the Company had income before tax of approximately $1.3 million, as compared to $1.1 million in the same quarter last year, an increase of $208,000.  Income before tax as a percentage of sales was 12.8% in the quarter compared to 12.3% in 2016.  For the six months ended June 30, 2017, the Company had income before tax of approximately of $1.7 million, as compared to approximately $996,000 in 2016.  This is an increase of $686,000 or 68.9%.  Income before tax as a percentage of sales was 9.9% in the period, compared to 9.1% in 2016.

Provision for income tax for the three months ended June 30, 2017, the provision for income tax was approximately $402,000, an increase of $389,000 compared to 2016.  As the Company has now offset its previous year's net operating losses, the Company must now provide for future income tax expense.  For the six months ended June 30, 2017, the provision for income tax was approximately $530,000, an increase of $517,000, compared to 2016.

Net income for the three months ended June 30, 2017 was approximately $901,000, as compared to $1.1 million in 2016.  For the six months, the Company had net income of approximately $1.2 million, as compared to $983,000 in 2016.

To summarize, in summary, the overall net income improvement for the six-month period of $169,000, compared to 2016, was the result of nearly a $6 million increase in net revenue, resulting in increased gross profit of approximately $1.5 million.  This record performance was achieved after the Company provided for $454,000 of marketing allowances, and increased operating expenses of $874,000, mainly resulting from the higher revenue.

During the six-month period, ended June 30, 2017, the Company also provided for a $530,000 tax provision, which is $517,000 higher than in 2016.  This also had the impact of reducing the net income for the period.

I'll just turn to liquidity and capital resources, operating activities.

ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

Cash flow provided by operating activities was approximately $16,000 in the six months ended June 30, 2017, compared with approximately $1.6 million used in operating activities in 2016.  During the period, net income provided $1.2 million of cash, the decrease in inventory of $99,000, and an increase in accounts payable of $112,000 provided another $211,000 of cash flow.  This $1.4 million of cash allowed the Company to fund $451,000 of accounts receivable, and $1 million of purchase order funding overseas, without having to use any borrowed funds from the banks.

Investing activities: cash used for investing activities for the six months ended June 30, 2017, was approximately $15,000 compared to $5,000 in 2016.  Now, the Company continues to invest in new product molds and tooling; with the continued product expansion into new categories, the Company's future capital requirements will increase.  Our Hong Kong Management Team has the task of negotiating favorable payment terms with our factories which will reduce the amount of up-front cash required to have available when initiating a new project.  Management believes that our cash flow from operations and additional borrowing will provide for these necessary capital expenditures.

Financing activities: cash used in financing activities for the six months ended June 30, 2017, was approximately $473,000, compared to $1.6 million provided by financing activities in the same period of 2016.  During the period ended June 30, 2017, the Company invested $250,000 for the repurchase and retirement of Company shares from Involve, LLC, and paid off $223,000 of Director's loans, some outstanding since 2010 and 2013, including all accrued interest.

The Company was also able to maintain their Sterling Bank loan balance at zero balance, despite the large sales volume increase.  The cash balance at June 30 was approximately $1.2 million, which is $472,000 reduction from December 31, 2016.  At June 30, 2017, the Company was in compliance with all agreements, pursuant to existing credit facility.

Management believes that our cash flow from operations, continued support from Sterling National Bank, and support of our Directors will provide sufficient cash—or sufficient financial resources for the Company during 2017.

This concludes my financial summary for the second quarter's 2017.  I'll now turn the call back to Stewart.

Stewart Wallach:

Thank you, Gerry.  In furtherance to Gerry's detailed financial review, I'd like to emphasize some of our first-half 2017 Q2 and forward-looking highlights.  One: We shipped five new product offerings in Q's 1 and 2; largest product launch in the Company's history.  Two: Our third brand, Duracell, which was launched in Q1 2017, will be featured in the Warehouse Club Channel in just a matter of weeks, early September.  Three: Our growth over the first six months was approximately $6 million, representing 54.6% growth.  The net revenue for the three months was $10.2 million, an increase of $1.3 million or 14.8% from the previous year, which contributes to our seventh record breaking quarter.

We have continued to expand product placement in the Pacific Rim, adding Watsadu Limited.  Watsadu is a building supply superstore in that region and this was accomplished through the direct efforts of the Capstone Hong Kong office.  Number Five: Our strong operating leverage remains a constant and is expected to continue to drive earnings growth.  Number Six: We have made significant investments to support retail sell-through, and have partnered with our customers by participating in various consumer rebate programs.  The most noteworthy will be publicly evident in Q's 3 and 4; and our trailing 12 revenues are tracking at $37.5 million, and our Q3 backlog remains solid.  Lastly, number eight: during the first six months of 2017, we repurchased and retired 1.66 million shares of stock, reducing our total outstanding by approximately 3%.

ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies, Inc. – Second Quarter 2017 Financial Results, August 15, 2017

Our primary Management objective at this time is to maintain our momentum.  We are continuing to build on our branding and product strategies.  While it is exciting and gratifying to have broadened our retail product placements as we have in 2017, our new product roadmap remains a vital factor in our looking-forward success.  To keep everything in its perspective, experience tells us it is unrealistic to expect that all products will resonate with retail consumers equally, nor will they deliver consistent remarkable sales results.  We monitor sales activities very closely, and we consider our customers' recommendations for improvements carefully.

We remain laser-focused on our research and development activities, as we strive to deliver more innovative products in 2018.  We are not relying on past product introductions or successes to fuel our future growth.  We are relentless in our pursuit of delivering differentiation and market firsts.  We have remained consistent in our business approach, as it continues to deliver to expectation, and allows us to allocate our resources to looking-forward opportunities.

In closing, I would like to thank our long-term Shareholders for your continued support, and to our new and potential Shareholders, I'd like to thank you for your interest in Capstone Companies.  Thank you.

Operator:

Thank you.  Ladies and gentlemen, this does conclude today's teleconference.  You may disconnect your lines at this time and thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription.  There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.   This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com